Exhibit 99.5

    BASE TEN SELLS $19 MILLION OF CONVERTIBLE PREFERRED IN PRIVATE PLACEMENT


TRENTON, N.J. --(BUSINESS WIRE)--Dec. 9, 1997--Base Ten Systems, Inc. (NASDAQ-NMS:BASEA-news), announced today that it has completed the first installment of the sale of $19 million of convertible preferred stock and common stock purchase warrants.

A total of $9.375 million of convertible preferred stock and warrants has been sold to institutional investors. The second and final installment of an additional $9.625 million of preferred stock and warrants will be consummated following approval at a special meeting of shareholders to be held at the end of December or early January.

The company intends to use the proceeds for continued development of its PHARMASYST(R) family of products, increased marketing activities, working capital, and acquisition financing.

Cowen & Co., the company's investment banker, arranged the transaction in conjunction with Shoreline Pacific Institutional Finance, Division of Financial West Group.

Thomas E. Gardner, president and CEO, stated "This level of financing should significantly assist Base Ten Systems in developing and furthering its presence with major international pharmaceutical and healthcare device companies as the leading supplier of Manufacturing Execution System (MES) software." Vice chairman Alexander M. Adelson said, "We view this institutional investment as a major endorsement of our growing PHARM2 business. The addition of Tom Gardner in the leadership post, this financing, and the divestiture of the Government Technology Division (as previously announced) are expected to firmly position the company in the commercial software industry."(a)

(a) Forward Looking Information--except for historical information contained herein, the foregoing contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the company's actual results or outcomes to be materially different from those anticipated and discussed herein, important factors that the company believes might cause such differences are the risk factors detailed in the company's previous filings with the Securities and Exchange Commission which the readers are urged to read carefully in assessing the forward contained.

Base Ten Systems Inc. is a diversified technology company concentrating on safety critical products, such as Manufacturing Execution Systems for regulated industries.



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